Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mercury Systems, Inc.:
We consent to the use of our report dated August 16, 2016, with respect to the consolidated balance sheets of Mercury Systems, Inc. and subsidiaries as of June 30, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2016, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of June 30, 2016, incorporated herein by reference.
Our report dated August 16, 2016 on the effectiveness of internal control over financial reporting as of June 30, 2016 contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Mercury Systems, Inc. and subsidiaries’ internal control over financial reporting as of June 30, 2016, the Carve-Out Business’ internal control over financial reporting associated with total consolidated assets of 46 percent (of which 37 percent represented goodwill and intangible assets included within the scope of the assessment) and total consolidated revenues of 6 percent included in the consolidated financial statements of Mercury Systems, Inc. and subsidiaries as of and for the year ended June 30, 2016. Our audit of internal control over financial reporting of Mercury Systems, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Carve-Out Business.
/s/ KPMG LLP
Boston, Massachusetts
May 5, 2017